Exhibit 99.1
ASX RELEASE | June 16, 2022 | NASDAQ:PLL; ASX:PLL

Piedmont Lithium Reports Results of Annual Meeting of Stockholders

BELMONT, N.C., June 15, 2022 – Piedmont Lithium Inc. (“Piedmont” or the “Company”) (NASDAQ:PLL; ASX:PLL), a leading, diversified developer of lithium resources required to enable the U.S. electric vehicle supply chain, is pleased to announce the results of its annual meeting of stockholders held virtually on June 15, 2022 (the “Meeting”), at which the stockholders approved all motions put forward by the Company.

The two director nominees named in the Company’s proxy statement dated April 29, 2022 were elected to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

The other proposals, as outlined in the Company’s proxy statement were approved by the affirmative vote of at least a majority of the voting power of shares of common stock present or represented at the annual meeting and entitled to vote on the proposal.

Details of the formal voting numbers, including the information required by ASX Listing Rule 3.13.2, will follow once available.

About Piedmont Lithium

Piedmont Lithium (NASDAQ:PLL; ASX:PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. The centerpiece of our operations, Carolina Lithium, is located in the renowned Carolina Tin-Spodumene Belt of North Carolina. Combining our U.S. assets with equally strategic and in-demand mineral resources, and production assets in Quebec and Ghana, positions us to be one of the largest, lowest cost, most sustainable producers of battery-grade lithium hydroxide in the world. We will also be the most strategically located to best serve the fast-growing North American electric vehicle supply chain. The unique geology, geography and proximity of our resources, production operations and customer base, will allow us to deliver valuable continuity of supply of a high-quality, sustainably produced lithium hydroxide from spodumene concentrate, preferred by most EV manufacturers. Our diversified operations will enable us to play a pivotal role in supporting America’s move toward decarbonization and the electrification of transportation and energy storage. For more information, visit www.piedmontlithium.com.

This announcement has been authorized for release by the Company's CEO, Keith Phillips.

For further information, contact:

Keith Phillips	Patrick Brindle
President & CEO	Executive Vice President & COO
T: +1 973 809 0505	T: +1 412 818 0376
E: kphillips@piedmontlithium.com	E: pbrindle@piedmontlithium.com